UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2006

The TriZetto Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27501	33-0761159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

567 San Nicolas Drive, Suite 360, Newport Beach, California 92660

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 949-719-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Cash Bonus Plan. On May 10, 2006, the Compensation Committee of the Board of Directors of The TriZetto Group, Inc. (the “Company”) approved amendments to the Company’s Cash Bonus Plan, which was originally adopted on April 6, 2005. The purpose of the Cash Bonus Plan is to motivate and reward employees who contribute to the achievement of the Company’s objectives. A copy of the revised Cash Bonus Plan is filed as Exhibit 10.1 hereto. Participants in the Cash Bonus Plan include executive officers of the Company as well as other officers and employees of the Company. The revised Cash Bonus Plan is effective for the 2006 fiscal year and each subsequent fiscal year, each referred to as a plan year.

The Cash Bonus Plan provides for cash bonus opportunities for participants based upon various weighted corporate and individual performance goals determined by the Compensation Committee each plan year. Other criteria may also be established by the Compensation Committee in its discretion for the Chief Executive Officer. Company objectives may include, without limitation, financial performance metrics such as revenue, EBITDA, adjusted EBITDA, net income, earnings per share, free cash flow and revenue growth, as well as financial objectives applicable to business units within the Company.

At the end of each plan year, the Chief Executive Officer will recommend the amount of cash awards for each participant, other than the Chief Executive Officer, to the Compensation Committee. The Compensation Committee will determine the amount of the cash award for the Chief Executive Officer and each of the other executive officers. The recommendations and award amounts are determined by multiplying the percentage of the potential award earned (which is determined by the level of achievement of specified goals) by the participant’s targeted percentage of base salary that may be earned as a bonus. In addition, the actual award may be increased or decreased based upon the achievement of the participant’s personal objectives.

For the 2006 plan year, the percentage of base salary that may be earned by senior vice presidents of the Company under the Cash Bonus Plan is 50%, the percentage of base salary that may be earned by executive vice presidents under the Cash Bonus Plan is 75%, and the percentage of base salary that may be earned by the Chief Operating Officer and Chief Executive Officer under the Cash Bonus Plan is 100%. The Company performance goals for the 2006 plan year are set forth in Exhibit B to the Cash Bonus Plan attached hereto as Exhibit 10.1. Additional performance goals may be established for the Chief Executive Officer. The percentage of the maximum bonus that may be earned ranges from 50% if at least 80% of the objectives are achieved to 150% if the objectives are achieved by equal to or greater than 125%. No portion of a target bonus will be paid if less than 80% of the objectives are achieved.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Cash Bonus Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TRIZETTO GROUP, INC.

Date: May 15, 2006	By:	/s/ James J. Sullivan
James J. Sullivan Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Cash Bonus Plan